CONFIDENTIAL TREATMENT REQUESTED .  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit 10.44

RESEARCH AND LICENSE AGREEMENT

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel
of P.O. Box 95, Rehovot 76100, Israel (“Yeda”)

and

MOR RESEARCH APPLICATIONS LTD.

a company duly registered under the laws of Israel
of 23 Hasivim Street., Kiryat Matalon, P.O. Box 7590
Petach Tikva 49170 (“Mor”)

and

HAVERFIELD LTD.

a company duly registered under the laws of Gibraltar and
having its principal place of business at Valmet Nominees
Limited Suites 7B & 8B 50 Town Range Gibraltar

(the “Company”)

and

BIOGAL ADVANCED BIOTECHNOLOGY LTD

A company duly registered under the laws of the State of
Israel and having its principal place of business at 3 Hayezira
St. Shap House, Ramat Gan, Israel 52521 (“Biogal Israel”)

WHEREAS:

A.
In the course of conducting research and primary clinical observations, Professor Moshe Mittleman of Rabin Medical Center, Hasharon Hospital, Petach- Tikva (“RMC”) and Professor Nechama Haran-Ghera of the department of Immunology of the Weizmann Institute of Science, Rehovot (the “Institute”), have discovered the positive effects of the use of recombinant human erythropoietin (“EPO”) as a factor that may lead to tumor regression in the treatment of myeloma cancer, all as more particularly described in the patent abstract entitled “Pharmaceutical Compositions Comprising Erythropoietin for Treatment of Cancer”, attached hereto as Attachment A, and forming the basis of certain patent applications submitted in different jurisdictions and listed in an appendix attached hereto as Attachment B (the “Existing Patent Applications”, as further defined below). The inventions covered by the Existing Patents Applications, and all associated discoveries, products, materials, methods, processes, procedures, techniques, know-how, data, formulas, clinical and preclinical results (if any), analytical reference materials, chemical substance and other information shall be collectively referred to as the “Existing Technology”.

B.
Yeda and Mor are the joint owners, in accordance with the Ownership Breakdown (as described in Section 6 below) of the Existing Technology (Yeda and Mor shall be collectively referred to as the “Licensors”);

C.
The Licensors are interested in entering into an agreement with a party having an ability and willingness to (i) finance the performance of certain initial research (“the Initial Research”) under the leadership of Professor Nechama Haran-Ghera (“Prof. Haran-Ghera”) and Professor Moshe Mittleman (“Prof. Mittelman”) (Prof. Haran-Ghera and Prof. Mittelman shall be collectively referred to as “the Chief Investigators”) as more fully described in the research programs attached hereto as Attachment Cl for the Research at the Institute (as defined below) and Attachments C2 for the Initial Clinical Research (as defined below) (“the Initial Research Program”) and any further research that will be needed to accomplish the objectives hereunder (collectively called the “Research”); and to (ii) pursue clinical studies in order to obtain approval from appropriate governmental agencies for marketing drugs based upon EPO for the treatment in human patients of certain types of cancer that are covered by the license(s) granted to the Company hereunder, as further detailed in Section 8 herein (the “Product” or “Products”); and (iii) to the extent to which such rights are covered by an applicable Patent, to manufacture and market the Products; and

D.
The Company represents and warrants that it has such ability and wishes to enter into an agreement as aforesaid with the Licensors, according to which the Licensors shall grant the Company and the Company shall accept from the Licensors a worldwide, exclusive license to use the Licensed Information (as such term is hereinafter defined) for the manufacture, production, marketing and sale of the Products, all in accordance with, and subject to, the terms and conditions set forth in this Agreement; and

E.
Yeda and Mor are willing to procure the performance of the Initial Research, each with respect to that portion of the Initial Research as is detailed in Section 2 below, and subject to and in accordance with the terms and conditions of this Agreement; and

F.
By operation of Israeli law and/or under the terms of employment of Prof. Haran-Ghera at the Institute and/or pursuant to an agreement between the Institute, Yeda and Prof. Haran-Ghera, all right, title and interest of Prof. Haran-Ghera’s or the Institute’s in and to the Licensed Information, and in any results deriving from the performance of the Research at the Institute (as defined below in Section 2.2) are and shall be the sole property of Yeda; and

G.
By operation of Israeli law and/or under the terms of employment of Prof. Mittleman, all right, title and interest of Prof. Mittleman’s in and to the Licensed Information, and in any results deriving from the performance of the Initial Clinical Research (as defined below in Section 2.3) are and shall be the sole property of Mor.

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	Preamble, Appendices and Interpretation

1.1	The Preamble and Attachments hereto form an integral part of this Agreement.

1.2.	In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1
“Affiliated Entity” - shall mean a person, company, corporation, partnership or other entity (hereinafter collectively (an “Entity”) which directly or indirectly, is controlled by, or controls, or is under common control with, another entity. For the purposes of this definition, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity and includes without limitation the holding, directly or indirectly, of 50% (fifty percent) or more of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint 50% (fifty percent) or more of the directors of such entity;

1.2.2	The “Biogal Group” shall mean the Company and Biogal Israel.

1.2.3	The “Effective Date” shall mean the date of execution of this Agreement and the Founders Agreement by all of the parties hereto.

1.2.4
An “Entitling Event” - shall mean any of the following: (i) the issuance of shares of any class (including securities convertible to shares) of the Company which grant the holder(s) thereof 50% or more of the issued and outstanding share capital of the Company or of any means of control of the Company; or (ii) a consolidation, merger or reorganization of the Company with or into another entity, or (iii) a sale or an assignment (other than to an Affiliated Entity) of all or substantially all of the Company’s assets, or substantially all of the Company’s issued and outstanding capital stock, or the granting of an exclusive license in all or substantially all of the Company’s strategic assets (other than the granting of such license to an entity within the Biogal Group or an Affiliated Entity thereof) in which the consideration for the granting of such license is payable in whole or in part in one or more payments in cash or cash equivalent (provided that a bona fide transaction with a third party in which the sole consideration for the granting of such a license shall be royalties based upon future sales of Products shall not be deemed an “Entitling Event” hereunder). For the purposes of this definition, references to the Company shall include any member of the Biogal Group and/or any successor or assign thereof and/or an Affiliated Entity thereof that is a Sublicensee pursuant to Section 9 below.

1.2.5
“First Commercial Sale” shall mean the first commercial sale of a Product in any country. For the purposes of this definition, “commercial sale” shall not include a sale for an experiment or for test market purposes or for the purposes of use at a clinical trial.

1.2.6	“Founders Agreement” shall mean the founders agreement executed concurrently with this Agreement by the founders of the Company, including among others, Mor.

1.2.7
The “Initial Research Budget” - shall mean the research budgets, expressed in U.S. Dollars, attached hereto as Attachment DI for the Research at the Institute (as defined below) and Attachment D2 for the Initial Clinical Research (as defined below), as such budgets may be amended, if amended, by written agreement between the parties;

1.2.8
The “Initial Research Period” - shall mean, with respect to the Research at the Institute (as defined below) the period commencing on the date hereof and ending thirteen (13) months thereafter, or as extended or shortened by written agreement of the parties hereto and with respect to the Initial Clinical Research (as defined below) the period commencing on the date hereto and ending eighteen (18) month thereafter, or as extended or shortened by written agreements of the parties hereto;

1.2.9	The “License” - shall mean the license granted to the Company by Yeda and Mor pursuant to Section 8 below;

1.2.10
The “Licensed Information” - shall mean the Existing Patent Applications, the Existing Technology and all and any inventions, discoveries, products, materials, methods, formulas, processes, procedures, techniques, know-how, trade secrets, data, information and other results whatsoever, which are discovered or developed in the course of the Research and any development activities financed or performed by the Company or by any other member of Biogal Group during the period of the License, and any patent application filed or issued in respect of the above and any drawings, plans, diagrams, specification and other documents or files including computer files containing any of the above.

1.2.11
The “Patents” - shall mean the Existing Patents Applications and other patent applications or applications for certificates of invention covering any portion of the Licensed Information, as well as all continuations, continuations-in-part, patents of addition, divisions and renewals thereof, and all patents or certificates of invention which may be granted on any of the foregoing, and all reissues and extensions thereof.

1.2.13	“Product Approval” - shall mean an approval given by the U.S. Food and Drug Administration for the marketing of the Product.

1.2.14	“Sublicensee” - shall mean any permitted sublicensee under the License, in accordance with the provisions of Section 9.

1.3	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

2.	The Research

2.1
The Company undertakes to fund and pursue the Initial Research in accordance with the terms contained herein, and to make its reasonable commercial efforts to actively pursue the performance of the Research, and to secure funding for the Research. The parties hereto acknowledge that the administration of the Company’s research and development activities in Israel shall be performed by Biogal Israel, as a sublicensee of the Company, pursuant to the terms and conditions of the Sublicense Agreement executed concurrently with this Agreement by and between the Company and Biogal Israel, attached hereto as Attachment E. The Parties hereto acknowledge that the financing of the Company’s research and development activities in Israel shall be performed by the Company and that the Company and Biogal Israel shall be jointly and severally liable for such financing. The Initial Research shall be performed at the Institute and certain hospitals and medical institutes as set forth in the Initial Research Program, and within the framework of the Initial Research Budget. The Initial Research Budget with regard to the Research at the Institute shall consist of one thirteen (13) month period and payments for the performance of the Research at the Institute shall be made in four installments, as follows (i) for the first nine-month period of the Initial Research, payment shall be made for each three month period in advance; and (ii) for the last four month period of the Initial Research, payment shall be made in one installment in advance. The Initial Research Budget with regard to the Initial Clinical Research shall consist of one eighteen (18) month period, and payments for the performance of the Initial Research Budget shall be made for each three (3) month period in advance.

2.2
Subject to the terms and conditions hereof, Yeda undertakes to procure the performance of the laboratory portion of the Initial Research designated to be performed at the Institute according to the Initial Research Program (the “Research at the Institute”), under the supervision of Prof. Haran-Ghera provided however that the fact that Prof. Haran-Ghera shall cease to be available for the supervision of the performance of the Research at the Institute shall not constitute a breach of this Agreement by Yeda. In such event, Yeda shall make its reasonable effort to find from amongst the scientists of the Institute a replacement scientist acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld) to continue the supervision of the Research at the Institute, provided however that Yeda does not undertake to find such a replacement. If no replacement scientist acceptable to both parties is found within 30 (thirty) days of the date on which Prof. Haran-Ghera ceases to supervise the Research at the Institute, the Company shall be entitled, by written notice to Yeda, to terminate the Research at the Institute, and the Initial Research Period shall terminate with respect to the Research at the Institute upon the expiration of 60 (sixty) days from the date of receipt by Yeda of such written notice. Upon such termination, Yeda shall be released from any obligation to procure the performance of the Research at the Institute and the Company shall be released from any obligation to finance the Research at the Institute with respect to the period following such termination. The termination of the provisions relating to the performance and financing of the Research at the Institute shall not affect the validity of the remaining terms and provisions of this Agreement, including, without limitation, with respect to the License granted to the Company pursuant to Section 8 hereto, the Company’s obligation to pay Compensation pursuant to Section 10 below, and the continuation of the Initial Clinical Research (as defined in Section 2.3 below). To avoid doubt, in the event that the provisions relating to the performance and financing of the Research at the Institute have been terminated as provided herein, the Company shall be entitled to freely pursue such research as it deems fit outside of the Institute.

2.3
Subject to the terms and conditions hereof, Mor undertakes to procure the conduct of the clinical portion of the Initial Research at hospitals or medical institutes, as set forth in the Initial Research Program (the “Initial Clinical Research”), and under the supervision of Prof. Mittleman, provided however that the fact that Prof. Mittleman shall cease to be available for the supervision of the performance of the Initial Clinical Research shall not constitute a breach of this Agreement by Mor. In such event, Mor shall attempt to find a replacement scientist acceptable to the Company (such acceptance to be in writing, and not to be unreasonably withheld) to continue the supervision of the Initial Clinical Research, provided however that Mor does not undertake to find such a replacement. If no replacement scientist acceptable to both parties is found within 30 (thirty) days of the date on which Prof. Mittleman has ceased to supervise the Research at the Institute, the Company shall be entitled, by written notice to Mor, to terminate the Initial Clinical Research, and the Initial Research Period shall terminate with respect to the Initial Clinical Research upon the expiration of 60 (sixty) days from the date of receipt by Mor of such written notice. Upon such termination, Mor shall be released from any obligation to procure the performance of the Initial Clinical Research and the Company shall be released from any obligation to finance the Initial Clinical Research with respect to the period following such termination. The termination of the provisions relating to the performance and financing of the Initial Clinical Research shall not affect the validity of the remaining terms and provisions of this Agreement, including, without limitation, with respect to the License granted to the Company pursuant to Section 8 hereto, the Company’s obligation to pay Compensation pursuant to Section 10 below, the continuation of the Research at the Institute and the continuation of the clinical portion of the Research in other medical institutes or hospitals under the supervision of another scientist.

2.4
The Company shall make payments to Yeda and Mor in consideration of the performance of the Research at the Institute and the Initial Clinical Research in accordance with the Initial Research Budget. All such payments shall be made in US Dollars at such times and in such amounts as are set forth in the Initial Research Budget or in the Research Budget (as defined in Section 2.5. below), as applicable

2.5
It is agreed that at the request from time to time of the Chief Investigators or any party hereto, the parties shall consult with a view to considering the advisability of variations in the Initial Research Program and/or in the Initial Research Budget. Such variations approved by the parties in writing shall constitute amendments to the Initial Research Program and/or in the Initial Research Budget, as applicable. Without limiting the generality of the foregoing, the parties agree, no fewer than thirty (30) days prior to the end of the Initial Research Period, to consult in good faith concerning an extension of the Initial Research Period for a further one-year period. If, as a result of such consultation, the parties agree to extend the Initial Research Period, and agree upon a research program and a budget in respect thereof, the Initial Research Period shall be extended by such one-year period (the “Extended Research Period”), and such research program and budget shall be deemed the “Research program” and the “Research Budget” for such year. This process shall thereafter be repeated annually for each of the following one-year periods after the termination of each one-year period of the Extended Research Period. Nothing herein contained shall be interpreted as imposing on either party any obligation to agree to any such amendment, extension, research program or budget.

2.6
Charges in respect of research expenditures made by the Licensors shall be made in accordance with the procedures then prevailing at the Institute or at Mor, as applicable, for charging research expenditures to individual projects of applied research. The Company acknowledges and is aware that the Institute’s internal regulations and procedures and the internal regulations and procedures of Mor and its affiliated medical institutions require that a portion of research funding received from external sources be allocated to cover overhead expenses, and that amounts to paid to the Institute and Mor in connection with the Initial Research (and any subsequent research performed by them) will be subject to such regulations and procedures, as set forth in the Initial Research Budget.

3.	Reporting

3.1
Yeda shall procure the submission by Prof. Haran-Ghera to the Company of an interim written report on the progress and the results deriving from the Research at the Institute covering each ***** period during the Initial Research Period and any Extended Research Period thereafter, within ***** of the end of  each such ***** period, and of a written report summarizing the final results of the Research at the Institute within ***** of the end of the Initial Research Period or any Extended Research Periods thereafter (as applicable). Yeda will notify the Company of any significant event or results of which it shall become aware (including, without limitation, any invention) arising out of the Research at the Institute during the course of any such ***** period. In addition, Yeda shall submit to the Company, with respect to each ***** period of the Initial Research Period and any Extended Research Period thereafter, a separate financial report setting forth the monies received and expended by it in connection with the Research at the Institute during such ***** period. Each report as aforesaid shall be submitted to the Company not later than ***** after the end of the period covered by such report. In the event of a delay exceeding ***** of the submission of any of the reports mentioned above, the Company shall have the right to postpone the payments for the Research at the Institute, as set forth in the Initial Research Budget or in the Research Budget (as applicable), until such delayed report shall be submitted to the Company in full.

* *****Confidential material redacted and filed separately with the Commission.

3.2
Mor shall procure the submission by Prof. Mittleman to the Company of an interim written report on the progress and the results deriving from the Initial Clinical Research covering each ***** period of the Initial Research Period and any Extended Research Period thereafter, within ***** of the end of each such ***** period, and of a written report summarizing the final results of the Initial Clinical Research within ***** of the end of the Initial Research Period or any Extended Research Period thereafter (as applicable). Mor will notify the Company of any significant event or results of which it shall become aware (including, without limitation, any invention) arising out of the Initial Clinical Research during the course of any such ***** period. In addition, Mor shall submit to the Company, with respect to each ***** period of the Initial Research Period and any Extended Research Period thereafter, a separate financial report setting forth the monies received and expended by it in connection with the Initial Clinical Research during such ***** period. Each report as aforesaid shall be submitted to the Company not later than ***** after the end of the period covered by such report. In the event of a delay exceeding ***** of the submission of any of the reports mentioned above, the Company (or any other company in the Bio-Gal Group) shall have the right to postpone the payments for the Initial Clinical Research, as set forth in the Initial Research Budget or in the Research Budget (as applicable), until such delayed report shall be submitted to the Company in full.

4.	No Warranties

4.1
The Licensors make no warranties whatsoever as to the Licensed Information, including, without limitation, regarding the success or results of the Initial Research, or the scope and validity of the Existing Patent Applications and/or the Patents (if any) and/or the chances of receiving approval for Existing Patent Application or future application in any jurisdiction and/or that the use and exploitation of the Licensed Information and the exercise of any rights of the License under this Agreement, including the development of any Product as contemplated hereunder, will not infringe any third party’s rights and/or with respect to the technical or commercial feasibility of developing any Product on the basis of the Licensed Information and/or receiving Product Approval for any such Product.

4.2
Without derogating from the foregoing, the parties hereto acknowledge that Johnson & Johnson and Hoffman Laroche currently possess one or more patents covering the manufacture of EPO (which the Company believes will expire prior to 2005), and that the production and marketing of the Products may be dependent, upon securing an arrangement with Johnson & Johnson and Hoffman Laroche for the purchase and/or production of EPO for incorporation in the Products.

5.	Development and Commercialization

5.1
The Company will use reasonable efforts to develop, manufacture, produce, market and sell the Products throughout the world during the term of the License. For such purpose, and without derogating from the generality of the foregoing, the Company undertakes to use reasonable efforts to perform the activities described in the development program attached hereto as Attachment F, (the “Development Program”, including all additions or amendments made by written agreement of the parties hereto) with respect to the development, for the purpose of manufacture and marketing, of the Products, including the timetable for the completion of the various stages of such development.

* *****Confidential material redacted and filed separately with the Commission.

5.2
The Company shall provide the Licensors with written reports on the progress and results of the Development Program with respect to each Product. Prior to the First Commercial Sale of each such Product, such reports shall be made once every six (6) months. The Company shall notify the Licensors as soon as practicable of any significant results arising out of the said Development Program during any six (6) month period.

5.3
For the removal of doubt, nothing contained in this Agreement shall be construed as a warranty by the Company that the Development Program to be carried out by it as aforesaid will achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of such Development Program.

6.	Title

6.1
Subject only to the License, all right, title and interest in and to the Licensed Information and in and to the Patents, and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models or any other physical matter in any way containing, representing or embodying any of the Licensed Information, is and shall be the exclusive property of the Licensors, whose respective rights, title and interest in the same, as between themselves, shall be divided as follows: ***** (the “Ownership Breakdown”).

For the avoidance of doubt, the Licensors shall retain exclusive ownership (according to the Ownership Breakdown) of all right, title and interest in any and all discoveries, inventions, results, and works of authorship made during the Research by any person or entity, as well as any modifications, applications and derivates thereof.

7.	Patents; Patent Infringements

7.1
At the initiative of any party hereto, the parties shall consult with one another in good faith regarding the filing of patent applications (such term herein to include any applications for continuations, continuations-in-part, divisions, patents of addition or renewals) in respect of any portion of the Licensed Information including, but without limitation, the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof and regarding any other applications or filings giving similar statutory protection to such Licensed Information. Following such consultations, the Licensors shall, at the Company’s written request, prepare, file and prosecute patent applications as aforesaid in such jurisdiction or jurisdictions as shall be specified in the Company’s said request and, in addition, the Licensors shall make reasonable efforts to prosecute the Existing Patent Applications and maintain and protect at the applicable patent office the existing patents, if any, all the above provided that the Company shall have previously secured, to the satisfaction of the Licensors, the payment by the Company of the amounts of all costs and fees involved with such preparation, filing, prosecution, maintenance and protection. The Parties agree that their joint policy will be to seek a comprehensive patent protection for all Licensed Information licensed to the Company hereunder.

* *****Confidential material redacted and filed separately with the Commission.

7.2
All applications to be filed by the Licensors in accordance with the provisions of Section 7.1 above, shall be filed in the name of the Licensors or, should the law of the relevant jurisdiction so require, in the name of the inventor and then assigned to the Licensors. As of April 2001, the Company shall bear all costs and fees incurred by the Licensors in the preparation, filing, prosecution, and the like of all patent applications filed in accordance with the provisions of Section 7.1 above and in the maintenance, protection at the appropriate patent office and the like of all patents issuing therefrom, as well as of the existing patents, if any, or, if so instructed by the Licensors, shall pay all costs and fees relating to such patent applications directly to the third parties to whom they are due, as they come due. The Company agrees to pay any amounts due to the Licensors or third parties pursuant hereto within 30 (thirty) days of the Licensors’ first written request. Upon request by the Company, the Licensors shall submit to the Company receipts or other appropriate documents evidencing such costs and fees. For the avoidance of doubt, other than amounts already paid by the Company the Licensors shall not be entitled for reimbursement for out-of-pocket costs and fees incurred prior to the Effective Date in connection with the Existing Patent Applications and the existing patents included in the Patents.

7.3
In the event that, following such consultations between the parties regarding the filing of patent applications pursuant to Section 7.1 above, the Company shall not wish to file and/or continue to prosecute a patent application in relation to any part of the Licensed Information, then the Licensors may file and/or continue to prosecute such specific patent application at their own cost and expense. In such event, the License shall automatically expire with respect to the subject matter of such patent application (or patent) in the country or countries in which it is being filed and/or prosecuted, and the Licensors shall be entitled to freely exploit such patent application and associated portions of the Licensed Information in such country or countries as they see fit, including by granting licenses with respect thereto to third parties in such country or countries. The Company shall be entitled to subsequently renew the License with respect to any such patent application (or patent) in any such country or countries, provided that the Licensors have not granted rights with respect to such patent application or patent to a third party, by reimbursing the Licensors for the Licensors’ aggregate out-of-pocket costs and fees (as supported by receipts or other appropriate documents evidencing such costs and fees) incurred in connection with the said patent application (in the preparation, filing, prosecution, maintenance and the like of such application) and in connection with the patent received as aforesaid as a result of such application (in the maintenance, protection and the like of such patent), such costs and fees to be expressed in the currency in which paid by the Licensors and to be reimbursed by the Company to the Licensors in US Dollars , as well as interest thereupon for the period from the date of such payments by the Licensors until the date on which they are reimbursed, in accordance with the provisions relating to late payments set forth in Section 14 below. The Company shall bear all additional and future expenses relating to such patent application or patent, and the provisions of Section 7.2 shall apply as if the relevant patent application had been filed in accordance with Section 7.1 above.

7.4
Nothing herein contained shall be deemed to be a warranty by the Licensors that they can or will be able to obtain any patent or patents on any Patent Application or applications relating to the Licensed Information or any portion thereof, or that the Patents or any patents obtained on any of the said patent applications, if obtained, are or will be valid or will afford proper protection.

7.5	(a)
Each party shall promptly notify the other in writing of any alleged infringement or misappropriation by third parties of the Licensed Information and provide any information available to that party relating to such alleged infringement or misappropriation

(b)
Should the Company (i) determine that a third party is infringing one or more of the Patents, by manufacturing, using or selling any Product; or (ii) be sued on the grounds that the manufacture, use or sale of a Product by it or by a Sublicensee infringes upon the patent rights of a third party, then the Company shall be entitled to sue for such infringement or defend such action (as the case may be), and, to the extent required by the relevant law, the Licensors shall consent to being named as a party in any such litigation and shall cooperate with the Company, its attorneys and its agents, and upon request, provide the Company with the complete copies of any and all documents or other materials that the Company may reasonably deem necessary in order to undertake such responsibilities and shall use its best efforts to cause the Chief Investigators to cooperate with the Company in prosecuting or defending such litigation, provided that any expenses or costs incurred in connection with such litigation (including, without limitation, legal costs and other sums awarded to the counter party in such action) shall be borne by the Company, who (without derogating from the provisions of Section 13 below) shall indemnify the Licensors against any such expenses or costs.

(c)
In the event that the Company receives any monetary awards due to action or a suit, then such monetary awards shall be allocated to defray the costs and expenses (including reasonable attorneys’ fees) incurred by the Company, and any remaining balance will be divided as follows: *****.

(d)
Notwithstanding that stated in subsection (b) above, the Company shall not be entitled to oblige the Licensors to take any action whatsoever for the protection of or against infringement of any Patents. In the event that the Company shall not exercise its right under this Section 7.6, any action of the Licensors shall be entirely at the Licensors’ discretion, and the costs of any such action, as well as any costs or other sums awarded to any counter-party in such action, shall be paid by the Licensors exclusively, and any recovery in any such action shall be retained exclusively by the Licensors.

* *****Confidential material redacted and filed separately with the Commission.

8.	License

8.1
The Licensors hereby grants to the Company and the Company hereby accepts from the Licensors, an exclusive worldwide license under the Patents and the Licensed Information for the development, use, marketing, distribution and sale of the Products, and, to the extent to which such rights are covered by an applicable Patent, to manufacture the Products (“the License”), all for such period, for such consideration and upon such terms and conditions as are set forth in this Agreement. The License granted herein, and the use of the terms “Product” or “Products” in connection therewith, shall apply to the treatment in human patients of myeloma, and to any other additional cancer indications within the scope of the Patents and the Licensed Information with respect to which the Company has submitted to the Licensors a satisfactory detailed research and development plan including a timetable and budget substantially similar to Attachments C and D hereto (each an “Additional Indication”). The term of the License with respect to such Additional Indication shall commence upon the confirmation by the Licensors that an appropriate research and development program has been submitted by the Company and extend for the period set forth in Section 8.2 below and all undertakings, obligations, liabilities and responsibilities hereunder shall apply also to such Additional Indication (myeloma and any Additional Indication shall be referred to hereunder as an “Indication”). For the avoidance of any doubt, the Licensors shall be entitled to freely grant licenses to third parties under the Patents and the Licensed Information relating to the treatment of any medical indication that is not an Indication.

8.2
The License shall remain in force with respect to any of the Products for each particular Indication in any country (if not previously terminated according to the provisions of this Agreement) as follows:

8.2.1
In a country where a Patent or Patents has been issued relating to such Product, until the latter of (i) the date of expiry of the Patent (or the last of the Patents) covering such Product in such country or (ii) the fifteenth (15th) anniversary of the date of the First Commercial Sale by the Company (or a Sublicensee) in such country;

8.2.2	In any other country, upon the fifteenth (15th) anniversary of the date of the First Commercial Sale (with respect to such Indication) by the Company (or a Sublicensee) in such country.

8.2.3
The Company shall promptly notify the Licensors in writing upon the occurrence of a First Commercial Sale for any given Product, specifying the date, the country in which such sale took place and the type of Product sold.

9.	Sublicense

9.1
A sublicense to all or any portion of the rights granted under the License (a “Sublicense”) may be granted by the Company only if: (1) the proposed sublicense is for monetary consideration or its equivalent (ii) the proposed sublicense is to be granted in a bona fide arms-length commercial transaction, including, for the avoidance of doubt, a bona fide subcontracting agreement for the manufacture of a Product by a third party on the Company’s behalf (to the extent that the Company has received a license to manufacture such Product from the Licensors) , and (iii) the proposed sublicense is made by written agreement, whose provisions are consistent with the terms of the License and contain, inter alia, the following terms and conditions:

9.1.1	The Sublicense shall expire automatically on the termination of the License for any reason;

9.1.2	The Sublicensee shall undertake in writing to the Licensors to be bound by provisions substantially similar to those contained in Sections 11 and 13 below;

9.1.3	Such terms necessary to enable performance by the Company of its obligations hereunder;

9.1.4
Any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Company had it been committed (or failed to be performed) by the Company, shall constitute a breach of the sublicense agreement with the Company entitling the Company to terminate the sublicense.

9.1.5	The sublicense shall not be assignable, transferable or subject to further sublicensing without the express prior written consent of the Licensors;

9.2
Sublicenses under the License may be granted by the Company to Affiliated Entities of the Company, provided that, in addition to the terms and conditions listed in Sections 9.1.1. to 9.1.5 above, the sublicense agreement shall stipulate that the sublicense shall automatically expire in the event that the Sublicensee ceases to be an Affiliated Entity of the Company;

9.3
A copy of the proposed agreement granting a sublicense pursuant to Sections 9.1 or 9.2 above shall be submitted to each of the Licensors for review at least twenty-one (21) days prior to its execution, and an executed copy shall be provided to each of the Licensors promptly upon execution thereof.

9.4
The Company hereby undertakes to promptly inform the Licensors upon receipt of knowledge by the Company of any breach of the sublicense agreement by a Sublicensee, and, if so requested by the Licensors, to exercise the Company’s right of termination under said agreement with the Sublicensee.

10.	Consideration

10.1.1	The Company shall pay to Yeda a license grant fee of ***** (the “License Grant Fee”).

* *****Confidential material redacted and filed separately with the Commission.

10.1.2.
The License Grant Fee shall be payable in four installments, the first of which shall be in the amount of *****, due and payable upon completion of three months from the Effective Date; the second of which shall be in the amount of *****, due and payable upon completion of four months from the Effective Date; the third of which shall be in the amount of *****, due and payable upon the completion of eight months from the Effective Date; and the fourth of which shall be in the amount of *****, due and payable upon the completion of twelve (12) months from the Effective Date. The first and second installments (in the total amount of ***** shall be payable regardless of the prior termination of this agreement for any reason whatsoever, however the payment of the third and fourth installments shall not apply in the event that this Agreement has been terminated in accordance with the terms and conditions of this Agreement prior to the date upon which such payment is due. All payments of the License Grant Fee hereunder shall be made in US dollars.

10.2	Annual License Fees.

10.2.1
In addition to the License Grant Fee, the Company shall pay to Yeda an annual license fee of ***** per year (“Annual License Fee”), subject to the terms and conditions set out in this Section 10.2 and Section 14 below.

10.2.2	The initial payment of Annual License Fees shall be due and payable upon the first anniversary of the Effective Date.

10.2.3	Subsequent Annual License Fees shall be payable on each anniversary of the Effective Date thereafter, for the duration of the period in which the License is in effect.

10.2.4	Upon receipt of Product Approval, during the term of the License, the Annual License Fees shall be increased to ***** per year.

10.3
Payment Upon Approval of Patents. In addition, the Company shall pay to Yeda a one-time payment of ***** upon the later of (i) the first anniversary of the Effective Date or (ii) within fourteen (14) days of issuance or registration of the first Patent registered hereunder. For the removal of doubt, Yeda shall not be entitled to receive any payment upon the approval of any subsequent Patent.

10.4
Payment upon Product Approval. In addition, the Company shall pay to Yeda a onetime payment of *****, within fourteen (14) days of receipt of the Product Approval for the first Product. To remove doubt, Yeda shall be entitled to payment under this Section 10.4 once, for the first Product to receive Product Approval only.

10.5
Payment upon an Entitling Event. In addition, within fourteen (14) days of receipt of the proceeds from an Entitling Event, Yeda shall be entitled to receive from the Company an/or other member(s) of the Biogal Group and/or its/their shareholders (as the case may be) *****. Notwithstanding the aforesaid, if the consideration paid in the Entitling Event is in the form of securities of a third party, Yeda will be entitled to receive such number of the same type of securities being offered in the Entitling Event having equal value to the cash consideration to which Yeda is entitled hereunder for such Entitling Event. In the event that the consideration received in the context of an Entitling Event is payable in installments, Yeda shall be entitled to receive payments from each installment paid in accordance with the provisions of this Section 10.5, until its entitlement to payment hereunder has been fully satisfied.

* *****Confidential material redacted and filed separately with the Commission.

10.6
Acknowledgement by Mor. Mor acknowledges and confirms that it has been issued an equity interest in the Company in consideration of the granting of the License, and accordingly, shall not be entitled to any additional fee or payment for the granting of the License. The foregoing shall not derogate in any manner from Mor’s entitlement to receive funds hereunder in connection with the Initial Research (or in connection with any further Research or services it may provide to a member of the Biogal Group).

11.	Confidentiality

11.1
Each member of the Biogal Group shall maintain in confidence of all confidential information relating to the Research and all technical, medical, financial or other information or data relating to the Licensed Information, or to any patent applications included in the Patents, except and to the extent that :(a) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee of this obligation of confidentiality); or (b) such confidential information (or any portion thereof) that is expressly released by the Licensors from this obligation of confidentiality by notice in writing to the Company to such effect; or (c) the Licensed Information was received by the Company from a third party legally entitled to disclose it without breach of a confidentiality undertaking to Yeda. Notwithstanding the foregoing, the Company may disclose to its personnel and other third parties (including Sublicensees) the Licensed Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfillment of its obligations hereunder, provided that such personnel and other third parties shall be subject to written confidentiality undertakings no less strict than those contained herein.

11.2
The Licensors shall maintain in confidence of all information and data received from the Company and explicitly identified in writing as confidential, except and to the extent that: (a) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Licensors of this obligation of confidentiality); or (b) any such information or data is expressly released by the Company from this obligation of confidentiality by notice in writing to the Licensors to such effect; or (c) the information was rightfully received by the Licensors from a third party without any restrictions on disclosure or use. Notwithstanding the foregoing, the Licensors may disclose to its personnel any such confidential information or data to the extent necessary for the exercise by it of its rights hereunder or in the fulfillment of its obligations hereunder, provided that such personnel shall be subject to written confidentiality undertakings no less strict than those contained herein.

11.3
In addition to and without derogating from the foregoing, the Company undertakes not to make mention of the names of Yeda, Mor, the Institute or any scientists or other employee thereof in any manner or for any purpose whatsoever in relation to this Agreement, its subject matter and any matter arising from this Agreement or otherwise, without the prior written approval of Yeda or Mor (as applicable) which will not be unreasonably withheld.

11.4
Notwithstanding the provisions of Sections 11.1, 11.2 and 11.3 above, the Company shall not be prevented from mentioning the name of Yeda, Mor, the Institute, or any hospital or medical institute which was involved in the Research and/or any scientists or other employees thereof or from disclosing any information:

(a)
If, and to the extent that such mention or disclosure (i) is to competent authorities for the purposes of obtaining approval or permission for the exercise of the License, or is in the fulfillment of any legal duty owed to any competent authority (including, without limitation, a duty to make regulatory filings); or (ii) is the fact of the execution of this Agreement to any third party; or (iii) relates to any information relating to this Agreement (to the extent necessary and to the extent such information does not constitute Licensed Information or any other information that the Company is obliged to maintain in full confidence pursuant to clause 11.1 above); or

(b)
In the event of (i) a private placement; or (ii) an initial public offering of shares of the Company; or (iii) a merger or acquisition of the Company, the Company will be authorized to disclose any information to any prospective investor or any other relevant party, subject to the written undertaking of confidentiality addressed to the Company in a form reasonably acceptable to the Licensors, of such prospective investor or recipient of such information (and provided that it shall be clearly indicated any document so provided to such a party, that Yeda has not reviewed or approved the information so provided); or

(c)
The Company shall be entitled to mention that the Company is a Licensee of Yeda and Mor to develop, use, market, manufacture (if applicable), sell and distribute the Products, in any business presentations, press interviews, brochures and company profiles, copies of which shall be provided to the Licensors within a reasonable time of printing, publication or disclosure thereof.

11.5	The termination of this Agreement for any reason whatsoever, shall not release the Company from any of its obligations under this Section 11 and such obligations shall survive any such termination.

11.6
Yeda, the Institute and the scientists of the Institute may publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, or in any other way to publish the Research or the results thereof, on condition that, to the extent that the information to be published or disclosed is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company at least sixty (60) days before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within thirty (30) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within thirty (30) days from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material information (which has been specified in said notice), in respect of which there are reasonable grounds, such grounds also to be specified in the said-notice, requiring the preventing or postponement, as the case may be, of such publication or disclosure so as not adversely to affect the patentability of the Licensed Information, then Yeda shall not permit such publication or disclosure unless there shall first have been filed an appropriate patent application in respect of the material information to be published or disclosed as aforesaid, and if this cannot reasonably be undertaken, then Yeda shall not permit such publication or disclosure unless the material information specified in the Company’s notice as aforesaid has been deleted therefrom. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will use its best efforts not to oppose such publications.

12.	No Assignment

The Company may assign, transfer or encumber all or any of its rights or obligations under this Agreement or arising therefrom, provided it has received the prior written consent of both of the Licensors, which shall not be unreasonably withheld. A Licensor opposing such assignment, transfer or encumbrance of rights, shall provide the Company with a written explanation of the grounds for its opposition. The Licensors shall be entitled to condition their consent to an assignment inter alia on the receipt of written assurances and/or guarantees (including an undertaking by the Company to guarantee payment of all fees and payments due hereunder to Yeda).

Notwithstanding the foregoing, the Company shall be entitled to make an assignment of all (but not part) of its rights and obligations under this Agreement to an Affiliated Entity without prior written consent of the Licensors, provided that: (i) prior written notice of such intended assignment, together with the copy of the agreement of the proposed assignment shall be submitted to the Licensors at least 30 (thirty) days before signing; (ii) the terms of the assignment shall ensure that it shall be consistent with the provisions of this Agreement and will not derogate in any manner from the rights of the Licensors hereunder; (iii) the assignment shall expire automatically if the assignee ceases to be an Affiliated Entity of the Company; (iv) the Affiliated Entity shall assume all obligations of the Company under this Agreement without releasing the Company of its obligations hereunder. Any assignment or attempted assignment contrary to the provisions hereof shall be null and void.

13.	Exclusion of Liability and Indemnification

13.1
Yeda, Mor, the Institute, RMC and the directors, officers and employees thereof (hereinafter collectively “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorney’s fees) of whatever kind or nature caused to or suffered by any person or entity (including, without limitation, to the Company or any Sublicensee) that directly or indirectly arises out of or result from or are encountered in connection with this Agreement or the exercise of the License, including, without limiting the generality of the foregoing, directly or indirectly arising out of or resulting from or encountered in connection with the development, manufacture, sale or use of any Product by any member of the Biogal Group, any Sublicensee or any person acting in the name of or on behalf of any of the foregoing, or acquiring any of the Products from any of the foregoing, or directly or indirectly arising out of or resulting from or encountered in connection with the exploitation or use by any member of the Biogal Group or any Sublicensee of the Licensed Information or any part thereof, including, without limitation, of any data or information given, if given, in accordance with this Agreement.

13.2
In the event that any of the Indemnitees should suffer any damages, claim, demand, liability, loss, cost or expense as aforesaid in Section 13.1, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any damages, demand, claim, liability, cost, loss or expense as aforesaid, then the Company, the Biogal Group and/or each of their successors or assigns (each jointly and severally) shall defend, indemnify and hold harmless such Indemnitees from and against any and all such damages, claim, demand, liability, cost, loss or expense (including attorney fees and legal costs) of whatever kind or nature as aforesaid. Without limiting the generality of the foregoing, the foregoing indemnification and the exclusion of liability set forth in Section 13.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulations or governmental requirement. Notwithstanding the foregoing, the Company, the Biogal Group shall have no obligation to indemnify an Indemnitee in the event and to the extent that any damages, claim, liability, demand, loss, cost or expense as aforesaid results from the fraudulent misconduct of such Indemnitee.

13.3
The Company and Biogal Israel shall each, at its own expense, insure its liability pursuant to Section 13.2 above during the period beginning on the date of (i) the commencement of the clinical trials of a Product in any country or in-vivo research, in the case of Products which are drugs, or (ii) the first sale by a member of the Biogal Group (whether commercial or for experimental or test-market purposes) in the case of any other Product, for the entire period that the License is in force, and for an additional ***** thereafter. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. The beneficiaries of such insurance shall be the Company, Yeda and Mor. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each insured party (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 60 days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the foregoing, to pay in full all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to the Licensors, upon issuance, copies of the aforesaid insurance policy or policies.

13.4	The provisions of this Section 13 shall survive the termination of this Agreement for any reason whatsoever.

14.	Term and Termination

14.1	Term. Unless previously terminated in accordance with the provisions hereof, this Agreement shall terminate upon the expiration of the License.

* *****Confidential material redacted and filed separately with the Commission.

14.2	Termination

14.2.1
Without derogating from the parties’ rights hereunder or by law, to any other or additional remedy or relief, it is agreed that each of the Licensors or the Company may terminate this Agreement and the License hereunder by serving a written notice, effective immediately, on the infringing party upon  the occurrence of:(a) a material breach hereof by the other (which breach cannot be cured or, if curable, has not been cured by the party in breach within ***** or, in the case of failure by the Company to pay any amount due by the Company to Yeda pursuant to or in connection with this Agreement on or before due date of payment, thirty (30) days after receipt of a written notice from the other party in respect of such breach, and in such event this Agreement and the License hereunder shall be terminated forthwith upon receipt of notice as aforesaid.

14.2.2
Without derogating from the provisions of Section 14.2.1 above, each of the Licensors shall be entitled to cancel this Agreement (including the License hereunder) with immediate effect, by delivery of a written notice to such effect to the Company:

14.2.2.1
If the Company (or a permitted Sublicensee) shall not within ***** of the date of expiry of the Initial Research Period have received a Product Approval and/or commenced the commercial sale or manufacture, of a Product, or shall cease such manufacture or sale for a period of more than twelve (12) months, provided however, that such period shall be extended if the cessation of the manufacture or sale results solely from an act or omission of a third party, which the Company cannot remedy or repair by other means, and of which the Company has informed the Licensors in writing not less than three months from its occurrence or non-occurrence (the “Preventing Event”), for as long as the Preventing Event exists, but not to extend more than twenty-four (24) months.

14.2.2.2
If the Company shall not have received additional funding for the continued development of the Products of at least ***** of the Effective Date, at least ***** of which shall be allocated to research and development activities of the Company.

14.2.2.3
Upon the filing of a petition in bankruptcy, liquidation, insolvency, reorganization or receivership that is not dismissed within sixty (60) days of the date on which it is filed against or by the Company and/or Biogal Israel and/or an Affiliated Entity Sublicensee thereof, or if any of the foregoing shall be subject to an arrangement with creditors, whether by law or agreement, or shall otherwise becoming insolvent.

* *****Confidential material redacted and filed separately with the Commission.

14.2.2.4
Upon the assignment or transfer of this Agreement or any rights or obligations hereunder by the Company and/or Biogal Israel and/or an Affiliated Entity Sublicensee thereof in contravention of the provisions of this Agreement.

14.2.2.5	Upon termination of the Founders Agreement for any reason, or upon the occurrence of an event which would entitle either Licensor to terminate the Founders Agreement.

14.2.3
For the purposes of this Section 14.2, a notice of termination of this Agreement sent by either Yeda or Mor to the Company shall be deemed in all circumstances to have been jointly issued by both of the Licensors.

14.3
The Company shall be entitled, on the giving to the Licensors of one hundred and twenty (120) days prior written notice to such effect, to terminate this Agreement, in the event that the Company considers that for scientific, medical, or commercial reasons, the development of any Product is not feasible, provided that: (1) such termination shall not take effect prior to the termination of the Initial Research Period, provided however, that the Company may terminate this Agreement for sufficient scientific, medical or commercial grounds upon the completion of a period of ***** from the Effective Date, with three (3) months prior written notice to the Licensors, if no Product is being marketed, distributed or sold at such time and (ii) the Company shall continue, after termination of this Agreement in accordance with the foregoing, to be liable for all expenses and costs incurred by the Licensors prior to the termination of the Agreement, in respect of the Initial Research Program or the Research Program within the scope of the Initial Research Budget or the Research Budget (or any mutually agreed upon extension thereof) which Yeda or Mor is not entitled to cancel (pursuant to law or contract) and all costs and expenses incurred by either of the Licensors, prior the termination of this Agreement in connection with the Patents pursuant to Section 7.1 above. The provisions of Section 14.3(ii) shall survive termination of this Agreement.

14.4
Upon the termination of this Agreement for whatever reason, all of the Company’s rights hereunder in and to the Licensed Information shall revert to the Licensors and the Company or other members of Biogal Group shall not be entitled to make any further use of the Licensed Information and the Company and other members of the Biogal Group shall deliver to the Licensors all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in their possession in any way containing, representing or embodying the Licensed Information. Notwithstanding the foregoing, the Company may retain copies of all such documentation relating to any development and other work performed by the Company in connection with the Products provided that: (i) such documentation may be used by the Company for the sole purpose of defending itself in any future claims relating to the exercise by the Company (prior to termination) of its rights hereunder; (ii) the Company shall otherwise maintain such documentation in strict confidence as long as the obligation of confidentiality under Section 11 shall continue to apply thereto; and (iii) the retention of such documentation shall in no way be deemed to establish any right to the further exercise of the License or of the Licensed Information.

* *****Confidential material redacted and filed separately with the Commission.

14.5	The termination of this Agreement for any reason shall not relieve the parties of any obligations, which shall have accrued prior to such termination.

15.	Late Payments

Any amount payable hereunder by one of the parties to another, that has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the average LIBOR rate for Dollar deposits for a period of 3 (three) months prevailing from time to time during the period of arrears, *****.

16.	Notices.

Any notice to be given pursuant to or in connection with this Agreement shall be given, in writing, by facsimile or by prepaid registered mail, to the following address (or such other address in Israel as a party may from time to time notify the other parties hereto in writing shall serve as its address for this purpose):

For Yeda: To the address set forth in the Preamble,
Fax: 08-9470739.

For Mor: To the address set forth in the Preamble.
Fax: 03-9233228

For the Company and/or Biogal Israel:

and shall be deemed to be received by such party: (a) if sent by courier, upon receipt; (b) if sent by facsimile, on the first business day after the date of transmission or (c) if by registered letter (or nearest equivalent), four (4) days after the time at which it was posted.

17.	Guarantee.

The Company hereby undertakes to serve as guarantor for the full and timely performance by the Company and/or Biogal Israel of all of its/their obligations hereunder, including without limitation, the full and prompt payment of all fees and payments (including license fees and payments, payment of the Research Budget and the reimbursement of costs and expenses) due to Yeda and Mor under this Agreement.

* *****Confidential material redacted and filed separately with the Commission.

18.	Value Added Tax.

Each party shall reimburse the other party against submission of appropriate tax invoices, all amounts of Value Added Tax imposed on such other party in connection with the transactions under this Agreement.

19.	Miscellaneous.

19.1
Entire Agreement. This Agreement and the Founders Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, and this Agreement may be amended only by a written document signed by both parties hereto.

19.2
Counterparts. This Agreement may be signed in any number of counterparts, no one of which need be signed by more than one party, and all such copies, when duly executed, shall be considered an original of one and the same document.

19.3
Waiver. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

19.4	Governing Law; Venue. This Agreement shall be governed in all respects by the laws of Israel, and the courts of Israel shall have exclusive jurisdiction over all disputes arising hereunder

19.5
Independent Contractors. Nothing contained in this Agreement shall be construed to place the parties in relationship of partners or parties to a joint venture or to constitute either party an agent, employee or legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

19.6
Severability. In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby.

19.7	No Set-Off. All payments to be made to the Licensors hereunder shall be made free and clear of and without any deduction for or on account of any set-off, counterclaim or tax.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 7th day of January, 2002.

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD	MOR RESEARCH APPLICATIONS LTD.

By:	By:

Title:	Title:

HAVERFIELD LTD.

By:

Title:

BIOGAL ADVANCED BIOTECHNOLOGY LTD

By:

Title: